Exhibit 99.1

Contact: Courtney Guertin Director, Marketing & Communications cguertin@mediageneral.com (401) 457-9501

FOR IMMEDIATE RELEASE

December 19, 2014

Media General Completes Merger with LIN Media

RICHMOND, Va. — Media General, Inc. (NYSE:MEG), one of the nation’s largest multimedia companies, announced that it has closed on its business combination with LIN Media LLC and the associated transactions.

Commenting on the announcement, Media General’s President and Chief Executive Officer, Vincent L. Sadusky said, “We are pleased to have finalized the merger transaction that delivers numerous strategic and financial benefits, including a strong balance sheet, significant free cash flow, enhanced scale and a diverse geographic footprint that will provide important opportunities to continue growing our business. We look forward to a smooth integration, capitalizing on our new, combined strength and achieving our synergy goals.”

RBC Capital Markets, LLC provided financial advice and Fried, Frank, Harris, Shriver & Jacobson LLP served as legal advisor to Media General.  J.P. Morgan provided financial advice and Weil, Gotshal & Manges LLP served as legal advisor to LIN Media.

In addition, Media General announced the preliminary results of the elections made by LIN Media’s shareholders with respect to the consideration to be received by such shareholders in connection with the transaction. The deadline to make such an election was December 18, 2014, at 5:00 p.m. (eastern time).  Holders of approximately 46,756,841 shares (or 82.2% of the outstanding shares) made an election to receive the available cash consideration, and holders of approximately 8,748,299 shares (or 15.4% of the outstanding shares) made an election to receive shares of Media General’s voting common stock. Holders of approximately 1,364,887 shares (or 2.4% of the outstanding shares) did not submit a valid election.  Because the cash consideration was oversubscribed, each share of LIN Media for which no election was made will be converted into the right to receive 1.4714 shares of Media General’s voting common stock. The preliminary results remain subject to the limitations and proration procedures described in the joint proxy/prospectus of Media General and LIN Media delivered to shareholders in connection with the transaction.

About Media General

Media General is one of the nation’s largest multimedia companies that operates or services 71 television stations in 48 markets along with the industry’s leading digital media business. We offer consumers and advertisers premium quality entertainment and information, content and distribution on every screen. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and 43% of the U.S. Internet audience.

Media General has the industry’s largest and most diverse digital media business with a growing portfolio that includes LIN Digital, LIN Mobile, HYFN, Dedicated Media, Federated Media and BiteSizeTV. We deliver integrated digital marketing solutions utilizing our comScore Top 15 Video and Top 25 Display market share, as well as the latest in content marketing, video, display and mobile advertising solutions, social intelligence and reporting across all screens.  With unmatched local-to-national reach, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences on all screens.

Media General trades on the NYSE under the symbol “MEG”.  For more information, visit www.mediageneral.com.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Media General to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “increase,” “forecast” and “guidance” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are based upon then-current assumptions and expectations and are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results are also forward-looking statements. There can be no assurance that the expected benefits from the merger will be realized on the timetable currently contemplated. Additional risks and uncertainties relating to the merger include, but are not limited to, Media General’s ability to promptly and effectively integrate the businesses of the two companies, any change in national and regional economic conditions, the competitiveness of political races and voter initiatives, pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by Media General, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.

A further list and description of important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Media General’s Annual Report on Form 10-K for the year ended December 31, 2013, included under headings such as “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Other unknown or unpredictable factors could also have material adverse effects on Media General’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Media General undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.